Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Fletcher
Chief Financial Officer
540-542-6300

Harriet Fried
Lippert/Heilshorn & Associates
212-838-3777

Trex Company Appoints Jay M. Gratz to Board of Directors

WINCHESTER, Va. – February 23, 2007 – Trex Company, Inc. (NYSE: TWP), manufacturer of Trex® decking and railing, today announced the appointment of Jay M. Gratz to its Board of Directors.

Since 1999, Mr. Gratz, 54, has served as executive vice president and chief financial officer of Ryerson, Inc., a metals processor and distributor. He is also president of Ryerson Coil Processing Division and serves as a director on the Boards of various domestic and international entities affiliated with Ryerson, Inc.

Mr. Gratz was vice president and chief financial officer of Inland Steel Industries from 1994 through 1998 and served in various other positions, including vice president of finance, within Inland Steel since 1975. A Certified Public Accountant, he received a Bachelor’s degree in economics from State University of New York in Buffalo and a Master’s degree in management from Northwestern University Kellogg Graduate School of Management.

Anthony Cavanna, chairman and chief executive officer of Trex, commented, “We are delighted to welcome Jay to our Board of Directors. His in-depth financial expertise, familiarity with manufacturing environments, and experience with growing public companies are all skill sets that will be extremely valuable to Trex as we work to further our leadership position in the composite decking, railing and fencing markets.”

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking and railing, with over 14 years of product experience. Products are marketed under the brand name Trex®. Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking and railing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company’s website, www.trex.com. Trex® is a trademark of Trex Company, Inc., Winchester, Va.

###